Exhibit E-8

CERTIFICATION

     Pursuant to Section 906 of the Public Company Accounting Reform and Investor Protection Act of 2002 (18 U.S.C. § 1350, as adopted), Michael McGarvey, the Chief Executive Officer of Eidos plc (the "Company''), hereby certifies that, to the best of his knowledge:

1. The Company's Transition Report on Form 20-F for the quarter ended June 30, 2002, to which this Certification is attached as Exhibit E-8 (the "Transition Report''), fully complies with the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended; and

2. The information contained in the Transition Report fairly presents, in all material respects, the financial condition of the Company at the end of the period covered by the Transition Report and results of operations of the Company for the period covered by the Transition Report.

Dated: September 27, 2002

/s/Michael McGarvey
Michael McGarvey
Chief Executive Officer

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